EXHIBIT 2(r)(1)

THE MEXICO FUND, INC.

Code of Ethics

Amended and Restated

as of August 2, 2002

I.	Responsibilities of the Compliance Officer		22
A.	Pre-Clearance Standards		22
	1.	General Principles	22
	2.	Specific Standards	22
		(a) Private Placements	22
		(b) Open Orders	23
		(c) Duration of Clearance	23
B.	Waivers by the Compliance Officer		23
C.	Continuing Responsibilities		24
D.	Periodic Responsibilities		25
E.	Annual Responsibilities		26
II.	Personnel Responsibilities and Procedures		26
A.	New Employees		26
B.	Supervisory Procedures for Effectuating Compliance		27
	1.	Annual Reports to Management	27
	2.	Records	27
	3.	List of Access Persons and Portfolio Persons	27
SCHEDULE A - DESIGNATION OF COMPLIANCE OFFICER			28
SCHEDULE B - INITIAL AND ANNUAL HOLDINGS REPORT			29
SCHEDULE C - REPORT OF QUARTERLY SECURITIES TRANSACTIONS			31
SCHEDULE D - PRIVATE PLACEMENT PURCHASE APPROVAL			32
SCHEDULE E - LIST OF ACCESS PERSON AND PORTFOLIO PERSONS			33
ACKNOWLEDGEMENT			34

THE MEXICO FUND, INC.

CODE OF ETHICS

AND

RELATED COMPLIANCE PROCEDURES

The Mexico Fund, Inc. (the “Fund”) and its adviser, Impulsora del Fondo México, S.A. de C.V. (the “Adviser”), have adopted this Code of Ethics (the “Code”).

The Board of Directors of the Fund, including a majority of directors who are not “interested persons” of the Fund, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), must approve any material change to the Code based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons (as defined herein) from engaging in conduct prohibited under rule 17j-1 of the 1940 Act or this Code.

Before approving amendments to the Code, the Board of Directors must receive a certification from the Fund and the Adviser that the procedures under the Code are reasonably necessary to prevent Access Persons from violating the Code.

PART 1 - STATEMENT OF PRINCIPLES

The policy of the Fund and the Adviser is that the interests of shareholders and clients are paramount and come before the interests of any director, officer or employee of the Fund or the Adviser.

Personal investing activities of all directors, officers and employees of the Fund or the Adviser should be conducted in a manner to avoid actual or potential conflicts of interest with the Fund, its shareholders, and other clients of the Adviser.

Directors, officers and employees of the Fund and Adviser shall not use their positions with the Fund or Adviser, or any investment opportunities they learn of because of their positions with the Fund or the Adviser, to the detriment of the Fund, its shareholders, and other clients of the Adviser.

PART 2 - PURPOSES AND CONSEQUENCES OF NON-COMPLIANCE

It is important that you read and understand this document, because its overall purpose is to help all of us comply with the law and to preserve and protect the outstanding reputation of the Fund. This document was adopted to comply with U.S. Securities and Exchange Commission rules under the 1940 Act, the U.S. Investment Advisers Act of 1940, as amended (“Advisers Act”) and industry practice. Any violation of the Code, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action, including, when appropriate, termination of employment.

PART 3 - CODE OF ETHICS

3.1.	Legal Requirement

Section 17(j) of the 1940 Act,1 and Rule 17j-1 thereunder, make it unlawful for any affiliated person of the Fund or the Adviser in connection with the purchase or sale of a security “held or to be acquired” by the Fund:

(A) To employ any device, scheme or artifice to defraud the Fund;

(B) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

[1]	Section 17(j) does not ban personal investing but rather authorizes the Securities and Exchange Commission (the “Commission”) to adopt rules and regulations necessary to prevent any trading practices that might prove fraudulent or manipulative. Pursuant to this authority, the Commission adopted Rule 17j-1.

(C) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

(D) To engage in any manipulative practice with respect to the Fund.

A security is “held or to be acquired” if within the most recent 15 days it (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and any option to purchase or to sell, including any security convertible into or exchangeable for, such security.

3.2.	Definitions of Important Terms[2]

For purposes of the Code, the terms below have the following meanings:

(A) 1934 Act - The Securities Exchange Act of 1934, as amended.

(B) 1940 Act - The Investment Company Act of 1940, as amended.

(C) Access Person - Each director or officer of the Fund or the Adviser, or Advisory Representative (as defined below), and any other person that directly or indirectly controls (within the meaning of Section 2(a)(9) of the 1940 Act3) the Fund or who has access to information concerning recommendations made to the Fund or a client with regard to the purchase or sale of a security.

(D) Adviser - Impulsora del Fondo México, S.A. de C.V.

(E) Advisory Representative - Any employee of the Fund or the Adviser who makes any recommendation to the Fund regarding the purchase or sale of a security, who participates in the determination of which recommendation shall be made to the Fund, or whose

[2]	Some of these definitions are repeated below at appropriate places to provide further clarity.

[3]	Section 2(a)(9) defines “control” as “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of any official position with such company.” Further, ”any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of the company shall be presumed to control.”

functions or duties relate to the determination of which recommendation to the Fund shall be made; any employee who, in connection with his duties, obtains any information concerning which securities are being recommended to the Fund prior to the effective dissemination of such recommendations or of the information concerning such recommendations; and any of the following persons who obtain information concerning securities recommendations to the Fund being made by the Adviser prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to the Fund or the Adviser; (ii) any affiliated person of such controlling person; and (iii) any affiliated person of such affiliated person.

(F) Appropriate Analyst - Any securities analyst or portfolio manager making investment recommendations or investing funds on behalf of the Fund or any client of the Adviser, and who may be reasonably expected to recommend or consider the purchase or sale of a security for the Fund or other client.

(G) Beneficial Ownership - Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. There is a presumption of a pecuniary interest in a security held or acquired by a member of a person’s immediate family sharing the same household. “Beneficial ownership” has the same meaning as that term is used in Rule 16a-1(a)(2) under the 1934 Act (which governs the reporting requirements and short-swing trading liability of insiders of the Fund).4

(H) Fund - The Mexico Fund, Inc.

[4]	You have received, under separate cover, a memorandum regarding your obligations under Section 16 of the 1934 Act, including your filing of Forms 3, 4 and 5.

(I) Held or to be Acquired - Any Security that within the most recent 15 days (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and any option to purchase or to sell, including any security convertible into or exchangeable for, such security.

(J) Officer - For purposes of the Code, an “officer” is any officer of the Fund or the Adviser (as defined in the By-Laws of the Fund or the Adviser, as applicable) who performs a policy-making function or any other person who performs similar policy-making functions for the Fund or the Adviser. Excluded from this definition are officers whose role is only ministerial in nature.

(K) Portfolio Person - Any employee of the Fund, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. Portfolio Persons include portfolio managers, research analysts, traders, persons serving in equivalent capacities (such as management trainees), persons supervising the activities of Portfolio Personnel, and those persons designated as such by the Compliance Officer.5

(L) Security - Any security except direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares issued by open-end investment companies.

[5]	It should be noted that it is our understanding that all employees of the Adviser are restricted from investing in securities other than those offered by Mexican mutual funds and that, therefore, most of the Code’s trading restrictions will be rendered moot with regard to employees of the Adviser who would be considered Officers, Access Persons, or Portfolio Persons.

3.3.	Who Is Covered by the Code and How Does It Work?

The Code covers all “Access Persons,” that is: (1) all officers and directors of the Fund or the Adviser, and persons that control those entities; and (2) all employees of the Fund or the Adviser who have access to information about investments of the Fund. The Code works by prohibiting some transactions and requiring pre-clearance and reporting of most others. But, independent directors of the Fund6 do not have to pre-clear their security7 transactions, and, in most cases, do not have to report their transactions.

3.4.	What Accounts and Transactions Are Covered?

The Code covers all of your personal securities accounts and transactions. It also covers all securities and accounts in which you have “beneficial ownership.” A transaction by or for the account of your spouse or any other family member living in your home is considered to be the same as a transaction by you. Also, a transaction for any account in which you have any economic interest (other than the account of an unrelated client) is generally considered the same as a transaction by you. For example, if you invest in a corporation or other entity that invests in securities, that entity’s securities transactions are considered yours if you control the entity or have or share control over its investments. In a similar way, securities transactions of a trust or foundation of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets. Accordingly, each time the words “you” or “your” are used in this document, they apply not only to your personal transactions and accounts,

[6]	“Independent director” means one who is not an “interested person” under the 1940 Act. If you are an independent director, you need not report any securities transaction unless you knew, or should have known that, during the 15-day period before or after the transaction, the security was purchased or sold or considered for purchase or sale by the Fund. (See Part 4.1.C.3. below.)

[7]	The term “security” also includes commodities and other derivatives. (See Part 3.2(L), above, for the definition of “security” for purposes of the Code.)

but also to all transactions and accounts in which you have any direct or indirect beneficial interest. If it is not clear whether a particular account or transaction is covered, you must ask the Compliance Officer for guidance.

3.5.	What Securities Are Not Covered by the Code?

As stated above, the term “security” does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares issued by open-end investment companies. Therefore, no pre-clearance and reporting of transactions involving these instruments is required under the terms of the Code.8

3.6.	What Transactions Are Prohibited by the Code?

A. Prohibited Transactions — In General

You are prohibited from buying or selling, directly or indirectly, any security in which you have beneficial ownership and which you knew or should have known at the time of such purchase or sale:

(1)	is being considered for purchase or sale[9] by the Fund; or

(2)	is being purchased or sold by the Fund.

At a minimum, you are prohibited from executing a securities transaction on a day during which the Fund has a pending “buy” or “sell” order in that same security until the Fund’s

[8]	See Part 3.2(L) for the definition of “security” for purposes of the Code.

[9]	A security is “being considered” for purchase or sale when a recommendation to purchase or sell a security has been made and communicated. In the event that you are making the recommendation to the Fund, at the point in time when you seriously consider making such recommendation to the Fund, the security is “being considered” for purchase or sale.

order is executed or withdrawn.10 In addition to other penalties that might apply, you will be expected to give up any profits realized on such transaction.

B. Specific Examples of Prohibited Transactions 11

1. Front-running: Trading Ahead of the Fund or Client

You cannot front-run any trade of the Fund or a client. The term “front-run” means trading on the basis of non-public market information regarding a contemplated transaction by the Fund or a client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Because you are prohibited from profiting for your personal account from a subsequent trade by the Fund, you may not (1) purchase a security if you intend, or know of the Fund’s intention, to purchase that security or a related security on behalf of the Fund or a client, or (2) sell a security if you intend, or know of the Fund’s intention, to sell that security or a related security on behalf of the Fund or a client.12 In addition to other penalties that might apply, you will be expected to give up any profits on front-running transactions to the Fund for the benefit of the Fund or other clients.

2. Scalping

You cannot purchase a security with the intention of recommending that the security be purchased for the Fund or a client in a manner that results in a profit for you.

[10]	This specific prohibition must be read in conjunction with the general prohibitions on your personal trading activities under Rule 17j-1, as discussed in Part 3.1 above. Furthermore, if you are a Portfolio Person, you are also subject to a seven day blackout period (on trading in a security) before and after the Fund trades in the same or related security. This blackout period is more fully described in Part 6 below.

[11]	It should be stressed that the activities described below generally would be prohibited by Section 17 of the U.S. Securities Act of 1933, as amended (“1933 Act”), Rule 10b-5 of the Exchange Act, and Section 206 of the Advisers Act, in addition to Rule 17j-1 of the 1940 Act.

[12]	See Part 9 for certain waivers of restrictions.

3. Trading Parallel to the Fund or Client

You cannot buy a security if you know that the same or a related security is being bought by the Fund or a client, or sell a security if you know that the same or a related security is being sold by the Fund or a client. In addition to other penalties that might apply, you will be expected to give up any profits on parallel transactions to the Fund for the benefit of the Fund or other clients.

4. Trading Against the Fund or Client

You cannot (1) buy a security if you know that the Fund or a client is selling the same or a related security, or has sold the security, or (2) sell a security if you know that the Fund or a client is buying the same or related security. In addition to other penalties that might apply, you will be expected to give up any profits on such transactions to the Fund for the benefit of the Fund or other clients.

5. Use of Proprietary Information

You cannot buy or sell any security if you have information concerning the security obtained in the course of your association with the Fund which you have not reported to the Appropriate Analyst, or if you cannot identify the Appropriate Analyst to the Compliance Officer.13

6. Confidentiality of Fund Transactions

If you obtain non-public information concerning the Fund’s portfolio, you must respect the confidential nature of this information and must not divulge it unless specifically authorized to do so by the President of the Fund.

[13]	The Compliance Officer is designated on Schedule A. The “Appropriate Analyst” means any securities analyst or portfolio manager making recommendations or investing funds on behalf of (1) the Fund, or (2) any client of the Adviser, if the portfolio manager may be reasonably expected to recommend or consider the purchase or sale of the security in question.

PART 4 - WHAT MUST BE DONE TO COMPLY WITH THE REPORTING REQUIREMENTS?

4.1.	Reporting of Beneficial Ownership and Securities Transactions

A. Importance of Reporting

Compliance with the following personal securities transaction reporting procedures is essential to enable us to meet our responsibilities to the Fund and other clients and to comply with regulatory requirements. You are expected to comply with both the letter and spirit of these requirements. You are not required, however, to make a report with respect to transactions effected for any account over which you do not have any direct or indirect influence.

B. Disclosure of Beneficial Ownership

If you have any beneficial ownership in a security and you recommend to the Appropriate Analyst that the security be considered for purchase or sale by the Fund or a client, or if you carry out a purchase or sale of that security for the Fund or a client, you must disclose your beneficial ownership to the Compliance Officer and the Appropriate Analyst in writing before the purchase or sale, or before or simultaneously with the recommendation.

C. Reports and Notices

1. Initial and Annual Reports of Ownership of Shares of Publicly Traded Companies (Schedule B)

If you are an Access Person or a Portfolio Person, you must report on Schedule B (attached) any direct and indirect beneficial ownership of any outstanding publicly traded securities of any company, within 10 days of initially becoming an Access Person or Portfolio Person,14 and by February 1st annually thereafter.15 You must also indicate the name of any

[14]	This obligation does not apply to any person who became an Access Person or a Portfolio Person prior to March 1, 2000.

broker, dealer or bank with whom you have maintained an account in which any securities were held as of the date you became an Access Person. Annual reports must be current as of a date no more than 30 days prior to February 1 of the applicable year.

2. Quarterly Transaction Reports (Schedule C)

If you are an Access Person or Portfolio Person, you must submit quarterly reports of your transactions on Schedule C (attached) to the Compliance Officer. The reports must include copies of broker’s confirmations of the trades or other documentation evidencing trades as is customary in the market in which such trades take place (which may be sent under separate cover by the broker) showing all transactions in securities in which you have, or by reason of the transaction acquire, any direct or indirect beneficial ownership, including transactions in a discretionary account. The reports must be filed with the Compliance Officer not later than 10 days after the end of each calendar quarter in which the transaction to which the report relates was effected, but need not show transactions for any account over which you had no direct or indirect influence or control.16 In addition, you must submit a quarterly report if you have established a securities account during the quarterly period, identifying the name of the broker, dealer or bank with whom the account was established and the date of establishment.

3. Initial, Annual and Transaction Reports - Non-interested Directors

Directors of the Fund and the Adviser must file initial and annual holdings reports and quarterly transaction reports, except as provided below. If your only relationship to the Fund is

[15]	You do not need to report on Schedule B or Schedule C transactions involving direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares issued by open-end investment companies because these instruments are not included in the definition of the term “security.”

[16]	See Part 3.5 above for a list of other securities that need not be reported.

that of a director of the Fund and you are not an “interested person” of the Fund as the term is defined in Section 2(a)(19) of the 1940 Act, you are not required to file initial or annual holdings reports. A Director of the Adviser need not comply with the requirements of this Section 3 if (1) that Director is not deemed to be an “interested person”, as defined in Section 2(a)(19)(B) of the 1940 Act, of the Adviser for any reason other than that he/she is a Director of the Adviser and knowingly has no direct or indirect beneficial interest in securities issued by the Adviser; and (2) has no involvement with the day-to-day operations of either the Adviser or the Fund. If your only relationship to the Fund is that of a Director of the Fund or the Adviser and you are not an “interested person” of the Fund or the Adviser as the term is defined in Section 2(a)(19) of the 1940 Act, you are not required to file quarterly transaction reports unless you knew or should have known that during the 15 day period before or after a transaction, the security was purchased or sold, or considered for purchase or sale by the Fund or the Adviser on behalf of the Fund.

4. Brokerage Accounts and Confirmations of Securities Transactions

If you are an employee of the Fund or the Adviser, before you open an account with a broker-dealer or a bank, or place an initial order for the purchase or sale of securities with that broker-dealer or bank, you must: (i) notify the Compliance Officer, in writing, of your intention to open the account; (ii) notify the institution with which the account is opened, in writing, of your association with the Fund; and (iii) instruct the institution in writing to send the Compliance Officer duplicate copies of trade confirmations (or other documentation evidencing trades as is customary in the market in which such trades take place), statements and other information concerning the account.

5. Submission of Brokerage Reports in Lieu of Schedules B and C

In lieu of submitting Schedules B or C, you may submit brokerage reports provided such reports reflect the same information that would have been required to be provided in such Schedules. If you decide to use this alternative, you will be asked to represent, in writing, the fact that the brokerage reports you submit will include all information required to be provided in Schedules B or C, as applicable.

PART 5 - PRE-CLEARANCE REQUIREMENTS17

5.1.	Prior Approval of Securities Transactions

A. You cannot buy or sell any security, without first contacting the Compliance Officer in person or by fax, phone, or e-mail and obtaining his or her approval.18 A clearance is good for five business days, but may be extended in special circumstances as explained in Part 9, below.

B. However, no pre-clearance is necessary for:

(1) any security ineligible for purchase for the account of the Fund, provided, however, that the Fund does not hold19 or intend to acquire such security and provided, further, that such security is unconnected or unrelated to securities eligible for purchase for the account of the Fund or securities which the Fund holds or intends or proposes to acquire;20

[17]	Independent directors of the Fund do not have to pre-clear their securities transactions. For the definition of “independent director,” see note 6 above. It bears emphasis that this exception does not in any way affect your obligations under Rule 17j-1 as set forth in Parts 3.1 or 3.6 above or the prohibition against the misuse of inside information under Section 17 of the 1933 Act, Rule 10b-5 of the 1934 Act or Section 206 of the Advisers Act.

[18]	See Part 3.5 above for securities that are not covered by this pre-clearance requirement.

[19]	See note 11 above.

[20]	See note 6 above.

(2) U.S.-registered open-end investment companies (“mutual funds”), securities issued by the Government of the United States, short-term debt securities within the meaning of Section 2(a)(16) of the 1940 Act,21 bankers’ acceptances, bank certificates of deposit, commercial paper and other money market instruments;22

(3) transactions effected for an account or entity over which you do not have or share investment control;

(4) transactions in which you do not acquire or dispose of direct or indirect beneficial ownership;

(5) transactions effected as part of an automatic dividend reinvestment plan; and

(6) transactions effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

If you have any doubt whether you have or might acquire direct or indirect beneficial ownership or have or share investment control over an account or entity in a particular transaction, you should consult with the Compliance Officer before engaging in the transaction.

[21]	See note 7 above.

[22]	See note 8 above.

PART 6 - SPECIAL PROVISIONS APPLICABLE TO PORTFOLIO PERSONS

THE FOLLOWING ADDITIONAL PROVISIONS ARE APPLICABLE ONLY TO

PORTFOLIO PERSONS.

6.1	Requirement to Disclose Interest and Method of Disclosure

You must promptly disclose your direct or indirect beneficial interest in a security whenever you learn (by attendance at a meeting, receipt of a report or memo, or by other means) that the security is under consideration for purchase or sale by the Fund.

You must initially disclose that beneficial interest orally to the primary portfolio manager of the Fund, the Research Director, or the Compliance Officer. Following that oral disclosure, you must send a written acknowledgement of that interest to the primary portfolio manager, with a copy to the Compliance Officer.

A. Blackout Period

You cannot buy or sell a security within seven calendar days before or after the Fund trades that security. In addition to other penalties that might apply, you will be expected to give up any profits you make from trading during this proscribed period.23

B. Securities Sold in an Initial Public Offering

You cannot acquire securities in any initial public offering.

C. Interests in Partnerships and Securities Issued in Private Placements

You cannot acquire limited partnership interests or other securities in private placements unless you get the prior approval of the Compliance Officer after he or she consults

[23]	It should be emphasized that this trading prohibition covers the period seven calendar days prior to a trade by the Fund, or a client, in the particular security, as well as, seven calendar days after the Fund or a client trades in that security.

with an executive officer of the Fund or the Adviser.24 The Compliance Officer shall maintain the record and rationale for such approval for at least five years after the fiscal year in which the approval was granted.

D. Short-Swing Trading

You cannot profit from the purchase and sale or sale and purchase of the same or equivalent securities within 60 calendar days (“short-swing trading”). This restriction does not apply to trading within a shorter period to avoid losses. If you violate this prohibition you will be expected to give up all profits from these short swing trading transactions to the Adviser, for the benefit of the Fund.

E. Service as a Director

You cannot serve as a director of a publicly traded company absent prior approval of the Compliance Officer after he or she consults with an executive officer of the Fund. Approval will be based on a determination that your board service would not be inconsistent with the interests of the Fund and its shareholders.

F. Acceptance of Gifts

You may not accept any gift or other gratuity of more than de minimis value from any person or entity that does business with or on behalf of the Fund or Impulsora.

6.2	Confidentiality of Fund Transactions

A. Information relating to the Fund’s portfolio and research activities is confidential. Whenever statistical information or research is supplied to or requested by the Fund or the Adviser, you must not disclose such information to any persons (other than

[24]	See Parts 5 and 9 for pre-clearance procedures and Schedule D for the Private Placement Approval Form (attached).

authorized persons). Consideration of a particular purchase or sale for the account of the Fund shall not be disclosed except to authorized persons.

B. You must keep all securities transactions for the account of the Fund confidential and disclose them only on a “need to know” basis until the information is publicly released in the normal course of business.

C. If you obtain non-public information concerning the Fund’s portfolio, you must respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by the President of the Fund.

D. In order to assure maximum confidentiality:

(1) the President of the Fund, or such other officer of the Fund or of the Adviser as he or she may designate, shall have the responsibility of coordinating all transactions for the purchase and sale of securities for the account of the Fund;

(2) all orders for the purchase or sale of securities for the account of the Fund shall be placed for execution by one or more employees of the Adviser specifically designated by the Adviser to do so;

(3) all records of the Fund’s transactions shall be kept in a secured place and shall not be released to anyone other than authorized persons; and

(4) a representative designated by the Adviser shall make such inspections as he or she may deem necessary in order to assure compliance with this Section.

PART 7 - A REMINDER ABOUT THE ADVISER’S INSIDER TRADING POLICY

The Code of Ethics is primarily concerned with transactions in securities held or to be acquired by the Fund or clients, regardless of whether those transactions are based on inside information or actually harm the Fund or a client.

The “Impulsora del Fondo México, S.A. de C.V. Insider Trading Statement of Policy and Procedures” deals with the problem of insider trading in securities that could result in harm to the Fund, a client, or members of the public, and applies to all directors, officers and employees of the Adviser. Although the requirements of the Code and the Insider Trading Policy are similar, you must comply with both if you are a Director, officer or employee of Impulsora.

PART 8 - VIOLATIONS OF THE CODE

The Fund considers any violation of the Code a serious matter. The Code is designed to insure compliance with applicable law and to maintain shareholder confidence in the Fund.

However, not every violation of the Code is necessarily a violation of the law or the Fund’s Statement of Principles. Isolated or inadvertent violations of the Code not resulting in a violation of law or the Statement of Principles will be documented, referred to the appropriate Compliance Officer and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. A pattern of violations which individually do not violate the law or Statement of Principles, but which taken together demonstrate a lack of respect for the law and the Fund’s Statement of Principles, may result in termination of employment. A violation of the Code resulting in a violation of the law will be severely sanctioned, with disciplinary action including, but not limited to referral of the matter to the Board of Directors of the Fund, termination of employment or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

PART 9 - THE MEXICO FUND, INC. AND IMPULSORA DEL

FONDO MEXICO, S.A. DE C.V. CODE OF ETHICS

COMPLIANCE PROCEDURES

Introduction

This document sets forth the additional responsibilities and obligations of the Compliance Officer, and the Internal Audit Department, as may be appropriate, under the Fund’s Code of Ethics.25

I.	Responsibilities of the Compliance Officer

A. Pre-Clearance Standards

1. General Principles

The Compliance Officer shall prohibit an Access Person from going forward with a proposed transaction which is prohibited by the Code unless he or she determines that, considering all of the facts and circumstances, the prohibition is not necessary.

2. Specific Standards

(a) Private Placements

In considering requests by Portfolio Personnel for approval of limited partnerships and other private placement securities transactions, the Compliance Officer shall first review the Schedule D (attached) submitted by the Portfolio Person and then consult with an executive officer of the Adviser. In deciding whether to approve the transaction, the Compliance Officer and the executive officer shall take into account, among other factors, whether the investment opportunity should be reserved for the Fund or a client, and whether the investment opportunity is being offered to the Portfolio Person by virtue of his or her position with the Fund. If the Portfolio Person receives clearance for the transaction and the Adviser subsequently decides to

[25]	All defined terms shall have the same meaning as set forth in Part 3.2 above.

invest in the security for the Fund or a client, the investment by the Fund shall not be made unless a Portfolio Person with no interest in the issuer approves the transaction.

(b) Open Orders

No clearance shall be given for any transaction on any day which the Fund has a pending buy or sell order, until the order has been executed or withdrawn.

(c) Duration of Clearance

If the Compliance Officer approves a proposed securities transaction, the order for the transaction must be placed and effected within five business days. The Compliance Officer may, in his or her discretion, after consultation with a member of the senior management of the Adviser, extend the clearance period to thirty business days, beginning on the date of the approval, for all securities transactions of any Access Person of the Adviser, and who demonstrates that special circumstances make the extended clearance period necessary and appropriate. The Portfolio Person may seek renewal of the approval for a particular transaction for an additional thirty business days upon a similar showing of special circumstances. The Compliance Officer may rescind any approval or renewal of approval under this paragraph if he or she determines it is appropriate to do so.

B. Waivers by the Compliance Officer

The Compliance Officer may, in his or her discretion, after consultation with an executive officer of the Adviser, waive compliance by any person with the two thirty-day successive limitations on executing pre-cleared transactions (as discussed above), the prohibition on “front-running,” and the purchase and sale restrictions on trading parallel to or against a client, if he or she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances and is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of advisory clients of the Adviser, the interests of the Fund or its affiliates; and (iv) is not likely to permit a transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver shall be in writing and shall state the basis for it.

C. Continuing Responsibilities

1. The Compliance Officer shall make a record of all requests for pre-clearance regarding the purchase or sale of a security, including the date of the request, the name of the Access Person, the details of the proposed transaction, and whether it was prohibited; and if prohibited, the Compliance Officer shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client transactions.

2. The Compliance Officer shall also collect and review the signed initial acknowledgements of receipt (attached) and the annual acknowledgements required by Paragraph I.E. below, as well as reports on Schedules B and C of the Code. In addition, the Compliance Officer shall request from any broker-dealer described in Part 4.1.C.4. copies of all trade confirmations (or other documentation evidencing trades as is customary in the market in which such trades take place), statements, and other information with respect to an account opened and maintained with the broker-dealer by any employee of the Fund and/or the Adviser. The Compliance Officer shall preserve those acknowledgements and reports, the records of consultations and waivers, and the confirmations, statements and other information for the period required by applicable regulations.

D. Periodic Responsibilities

1. Each quarter, the Compliance Officer, or his or her designee, should conduct a review to verify that transaction reports have been filed by the Adviser’s personnel under his or her supervision. In addition, the Compliance Officer, or his or her designee, will review all quarterly transaction and initial and annual holdings reports. The Compliance Department or the Internal Audit Department, as the case may be, will periodically audit the contents of the reports filed and compare the information reported with portfolio securities traded for, and with positions held in, the Adviser’s client accounts, including investment companies and separate accounts. Following the receipt of any report on Schedule B or C, the Compliance Officer, in conjunction with the Internal Audit Department, shall prepare a written report to the Board of Directors of the Fund, which sets forth the following:

(a) each transaction in a security which was held by or acquired by the Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the Compliance Officer, the purchase or sale of the security was being considered, or which had not been approved by the Compliance Officer (other than a transaction which was the reinvestment of dividends pursuant to a plan);

(b) with respect to any transaction, although not required to be reported to the Board by the operation of sub-paragraph (a) above, that he or she believes nonetheless may evidence violation of a provision of the Code; or

(c) apparent violations of the reporting requirements.

2. The Compliance Officer, in conjunction with the Internal Audit Department, shall also promptly report in writing to the Board of Directors of the Fund, all violations and apparent violations of Rule 17j-1.

E. Annual Responsibilities

On an annual basis, the Compliance Officer shall distribute to all Fund personnel under his or her supervision, a copy of the Fund’s Code, including a new acknowledgement of receipt and forms for the reports required by Parts 4.1.B. through 4.1.C. of the Code (Schedules B and C), and shall report to the Board of Directors as required by Part 9.II.B.1 below. Upon each amendment of the Code, the Compliance Officer shall distribute a copy of the amended Code to all Access Persons and Portfolio Persons.

II.	Personnel Responsibilities and Procedures

A.	New Employees

Before an individual is made a formal offer of employment, the Fund shall provide the applicant with copies of the Code and the Adviser’s Insider Trading Statement of Policy and Procedures and make clear that the Fund views that person’s willingness to adhere to them to be a condition precedent to accepting employment with the Fund.

Legal counsel to the Fund and Adviser shall assist the Personnel Department by responding to questions from prospective employees about the Fund’s Code and the Adviser’s Insider Trading Statement of Policy and Procedures, including clearance of transactions, transaction reporting and insider trading questions, so that it is clear to the prospective employees what they can or cannot do as an employee of the Fund.

Before formally commencing employment, a new hire shall normally be asked to acknowledge in writing, that he or she has received the Fund’s Code and the Adviser’s Insider Trading Policy and Procedures, has read and understood them, and agrees to comply with them. (See the form of acknowledgement attached.)

B. Supervisory Procedures for Effectuating Compliance

The role of the Compliance Officer is critical to the implementation and maintenance of the Fund’s Code.

1. Annual Reports to Management

Annually, the Compliance Officer shall review the effectiveness of the Code, and the Adviser’s Policy Statement on Insider Trading, as well as the continuing education programs for implementation and enforcement. At such time, the Compliance Officer shall furnish to the Board a written report for the Board’s consideration that (a) describes any issues arising under the Code during the annual period covered by such report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations, and (b) certifies that the Fund and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code, or recommends any needed changes to the Code to management and the Board of Directors of the Fund.

2. Records

The Code of Ethics, a copy of any report by an Access Person, any written reports or memorandum by the Compliance Officer, and lists of all persons required to make reports shall be preserved with the Fund’s and the Adviser’s records for the period required by applicable regulations.

3. List of Access Persons and Portfolio Persons

The Compliance Officer shall maintain and update as necessary a list identifying all Access Persons and Portfolio Persons, which list shall be appended hereto as Schedule E.

SCHEDULE A - DESIGNATION OF COMPLIANCE OFFICER

Lic. Carlos H. Woodworth*

*	Lic. José Luis Gómez Pimienta shall serve in the role of Compliance Officer as set forth in the Code with respect to matters under the Code pertaining to Lic. Woodworth (e.g., Lic. Gómez Pimienta shall review reports on Schedules B or C made by Lic. Woodworth, and shall administer the requirements of the Code with respect to any pre-clearance requests made by Lic. Woodworth).

SCHEDULE B - INITIAL AND ANNUAL HOLDINGS REPORT

This report shall set forth the security name or description and security class of each security holding in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you, other than authority to trade for the Fund in or a client of the Adviser.

For the Year/Period Ended

HOLDINGS

No. of Units	Name of Security	Price Per Unit	Principal Amount Owned	Exchange Traded On	Broker (1)	Name of Account (2) (if other than yourself)

I participate in the Dividend Reinvestment Plans of the following public companies:

PURCHASES

Name of reporting person:

Signature:

Date:

Check here if this is an initial holdings report:

FOOTNOTES

(1)	If acquired or disposed of other than by purchase or sale, e.g., gifts and stock splits, indicate in this column.

(2)	Indicate by “NBI” under “Name of Account”, after indicating the name of the account, if you claim that the reported securities transactions should not be considered an admission that you have any direct or indirect beneficial ownership in such transactions.

SCHEDULE C - REPORT OF QUARTERLY SECURITIES TRANSACTIONS

For Calendar Quarter Ending                     , 20

Principal Amount and Name of Security:	Date			Name of Broker Dealer or Bank	Check Type of Account			Approved by: (if applicable)
	Bought	Sold	Price		Personal	Immediate Family	Fiduciary

The above is a record of every transaction in a security in which I had or by reason of which I acquired any direct or indirect beneficial ownership as more fully defined in the Code of Ethics of the Fund and the Adviser during the quarter referred to above.

Date:	Signature:
(If signed, please type name)

Note 1. If the transaction is other than a sale or purchase, please explain the transaction below.

Note 2. This report shall not be construed as an admission by me that I have acquired any direct or indirect beneficial ownership in the securities involved in the transactions reported, which have been marked by me with an asterisk(*). Such transactions are reported solely to meet the standards imposed by rule 17j-1 under the Investment Company Act of 1940.

Note 3. If you are providing copies of brokerage statements in lieu of the above, please indicate here: ☐.

CONFIDENTIAL

SCHEDULE D - PRIVATE PLACEMENT PURCHASE APPROVAL

(including Limited Partnerships)

1.	Please list the name of the issuer.

2.	What is the legal structure of the issuer (i.e., what type of security is being offered for purchase)?

3.	In what business sector is the issuer (e.g., its field of activities, such as financial groups or communications)?

4.	When do you intend to make this investment?

5.	What is your cumulative investment to date?

6.	Do you anticipate the purchasing of additional shares in this issuer?

7.	Do you have any liability to the issuer or in connection with the contemplated investment beyond what you expect to invest? If so, please explain.

8.	To the best of your knowledge, is any client a co-investor or co-partner with you in this venture?

9.	I understand and agree that in the event that I receive approval to purchase these securities, I must disclose my personal investment if and when I play a part in the Fund’s subsequent consideration of an investment in this issuer.

Date	Signed

SCHEDULE E - LIST OF ACCESS PERSON AND PORTFOLIO PERSONS

Access Persons

Juan Gallardo T.*

Philip Caldwell*

José Luis Gómez Pimienta

Claudio X. Gonzalez*

Robert L. Knauss*

Emilio Carrillo Gamboa*

Jaime Serra Puche*

Carlos H. Woodworth

Alberto Osorio

Eduardo Solano

Enrique Trigueros-Legarreta

Edgardo Cantu-Delgado

Gustavo Ortega

Portfolio Persons

José Luis Gómez Pimienta

Carlos H. Woodworth

Alberto Osorio

Eduardo Solano

*	A Director of the Fund who is not an “interested person” of the Fund as defined under the Investment Company Act of 1940.

                    , 2004

ACKNOWLEDGEMENT

CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING

To:	Carlos H. Woodworth

I hereby acknowledge receipt of a copy of the Code of Ethics of The Mexico Fund, Inc. (the “Fund”) dated                     , 2004, which I have read and understand, and certify that to the best of my knowledge, I have complied with the Code and (with respect to directors of the Fund, directors, officers and employees of the Adviser only), the Insider Trading Statement of Policy and Procedures to the extent they have applied to me during the past year. I further understand and acknowledge that any violation of the Code or Insider Trading Policy, including engaging in a prohibited transaction or failure to file reports as required (See Schedules B or C), may subject me to disciplinary action, including termination of employment. If I elect to submit brokerage reports in lieu of a Schedule B or C, I represent that such brokerage reports will include all information required to be provided in such Schedules.

SIGNATURE

PRINT NAME

DATE